Exhibit 10.11

AMENDED AND RESTATED LETTER AGREEMENT

THIS AMENDED AND RESTATED LETTER AGREEMENT (this “Agreement”), is made this 1 day of May (the “Effective Date”), 2013 by and between Kellwood Company (“Company”) and Arthur Gordon (the “Executive” or “you”).

WHEREAS, the Executive and the Company are a party to that certain Letter Agreement, dated as of October 4, 2012 (the “Letter Agreement”); and

WHEREAS, the Executive and the Company amended the Letter Agreement effective December 31, 2012; and

WHEREAS, the Company and Executive desire to further amend the Letter Agreement to further clarify certain expectations on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amended and Restated Letter Agreement.

1.	In the event (i) Kellwood terminates your employment without Cause (as defined below) or (ii) you voluntarily resign or retire after February 1, 2014, then Kellwood shall provide you with the following benefits:

A.	You shall be paid any unpaid cash incentive bonus earned by you through the last day of the fiscal year of the Company immediately preceding the fiscal year in which your employment is terminated; provided such cash incentive bonus shall be paid after the full year audit is complete and when such bonuses are typically paid to bonus participants.

B.	You shall be paid severance equal to eighteen months of your then current monthly base salary, plus a payment equal to the average of the immediately preceding three fiscal year’s cash incentive bonuses earned by you, if any, calculated by adding your cash incentive bonuses for the immediately preceding three fiscal years and dividing the total by three.

C.	Subject to the execution of a satisfactory release by you and the expiration of any revocation period of said release, and such release being executed and no longer revocable within sixty (60) days following your termination of employment, the payment in paragraph 1.B. will be paid to you in a lump sum, on the sixtieth (60th) day following your termination of employment.

D.	Kellwood agrees that if you are participating in the Company’s health insurance benefits at the time of your termination, and you choose to continue those benefits beyond your termination date, you will be responsible for electing COBRA benefits and paying the employee portion of the premium pursuant to the plan directly to the COBRA provider. Provided you are timely paying the employee portion of the premium, Kellwood will, for the shorter of (i) a period of eighteen (18) months after your termination date or (ii) until you secure other employment, pay the portion in excess of the employee premium directly to the COBRA provider in a manner consistent with its current practice.

E.	Kellwood may, upon mutual agreement of both parties, retain your exclusive consulting services in accordance with the following terms and conditions:

i.	As and when reasonably requested by Kellwood you will assist and advise on any business or operations of the Company or its affiliates, including but not limited to shipping, sourcing, manufacturing, vendor relations, customer relations, mentoring management or any other duties or responsibilities reasonably requested by Kellwood (“Consulting Services”).

ii.	You will provide the exclusive Consulting Services for a period beginning on your employment termination date and ending on the earlier of (i) twelve months, (ii) your death, (iii) your disability or (iv) your termination as a consultant by the Company for Cause (“Consulting Term”).

iii.	You agree that during the Consulting Term you will not provide services of any nature to any other person or entity.

iv.	You agree that you will be an independent contractor and not an employee, and that you are not, and will not by virtue of anything done pursuant to this paragraph 1.E become an employee of Kellwood or its affiliates or become entitled to any of the rights or benefits which Kellwood or its affiliates may grant to its employees including vacation, retirement, group insurance or other fringe benefit programs. As an independent contractor of the Company, you may not make any claim against Kellwood or its affiliates for workers’ compensation payments, contributions or coverages or for any unemployment benefits or compensation contributions or payments.

v.	During the Consulting Term Kellwood shall pay you a consulting fee in the amount of $20,833.33 in arrears per month. You agree to assume full responsibility for the reporting and payment of any and all federal, state and local taxes, contributions, or withholdings under employment insurance, Social Security or income tax laws with respect to any payments made by Kellwood to you pursuant to this paragraph 1.E. You shall be responsible for compliance with all federal, state and local laws, ordinances and regulations applicable to you in performing the services under this Agreement. You will indemnify Kellwood against any and all claims by any authority for taxes, interest, penalties, assessments, etc., related in any way to the monies paid or services performed under this paragraph 1.E.

2.

Kellwood will pay to you a bonus in the amount of $130,563 on the earlier of (i) 30 days following a Sale or (ii) when the severance is paid in accordance with paragraph 1.C, or (iii) February 1, 2014. For purposes of this paragraph 2, “Sale” will be defined as (i) the sale in an underwritten initial public offering registered under the Securities Act of 1933 of equity securities of Vince, LLC or its successor; (ii) any consolidation, merger or other transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding shares of common stock by a single person or entity or by a group of persons or entities acting in concert; (iii) any sale or transfer of all or substantially all of (A) the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction) or (B) the Company’s subsidiaries other than ARP and Royal Robbins and their direct or indirect subsidiaries; or (iv) the date that (A) more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by a person other than Sun Capital Partners, Inc. (“Sun”) or its affiliates; and (B) Sun or its affiliates no longer controls the Company’s board of directors; provided, however, that the term “Sale” shall not include transactions either (x) with affiliates of the Company or Sun (as determined by the Board of Directors in its good faith sole discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates.

3.	In the event you voluntarily resign or retire before February 2, 2014, or in the event of your death or disability, you will not be entitled to any of the benefits in paragraphs 1 or 2. In addition, should the Company terminate you for Cause, you will not be entitled to any of the benefits in paragraphs 1 or 2. For the purposes of this Agreement, the term “Cause” shall mean (A) conviction of any felony, or the conviction of a misdemeanor which involves moral turpitude, or the entry of a plea of guilty or nolo contendere with respect to any of the foregoing, (B) the commission of any act or failure to act that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise materially injurious to the Company or any of its affiliates, whether financially or otherwise, (C) any violation of any rule or policy of the Company or any of its affiliates and the failure to cure such violation within ten (10) days after receipt of written notice from the Company, (D) any violation of the requirements of any other contract or agreement between the Company (or any of its affiliates) and you, and the failure to cure such violation within ten (10) days after receipt of written notice from the Company or (E) any failure to abide by any directive of the Board or an officer to whom you report; in each case, with respect to subsections (A) through (E), as determined in good faith by the Board of Directors of the Company in the exercise of its reasonable business judgment.

4.	You agree to abide by the covenants and agreements set forth in Annex A hereto and incorporated by reference herein, and acknowledge that the benefits provided in this Agreement constitute adequate and sufficient consideration in support of such covenants and agreements. For the avoidance of doubt, you agree that the covenants and agreements set forth in Annex A hereto shall survive the termination of your employment for any reason and the Consulting Term and shall terminate only in accordance with the provisions of Annex A hereto.

5.	You agree that nothing in this Agreement changes your employment at will status and that your employment is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law and/or the terms of this Agreement.

6.

With the exception of the Option Cancellation Agreement, this Agreement contains the entire agreement of the parties in regard to the subject matter hereof and supersedes all prior agreements and understanding between Kellwood and you, including the letter agreements dated April 19, 1997; July 12, 2000, August 16, 2005, April 25, 2007, May 13, 2008, August 20, 2009, and October 4, 2012 as amended December 31, 2012. This

Agreement may be changed only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. This Agreement is for personal services and may not be assigned by you in any manner, by operation of law or otherwise, without the prior written consent of Kellwood. Kellwood may freely assign this Agreement and its rights and obligations hereunder.

7.	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the you, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. You agree and acknowledge that Kellwood makes no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, you agree to accept the potential tax consequences of any payment made hereunder.

8.	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Letter Agreement and upon full execution by all parties, this Agreement shall be effective as of the Effective Date.

EXECUTIVE

/s/ Arthur Gordon

Date:	5/1/13

COMPANY

/s/ Jill Granoff

Date:	5/1/13

Signature Page to Amended and Restated Letter Agreement

ANNEX A

COVENANTS AND AGREEMENTS

1. You acknowledge the time and expense incurred by Kellwood Company (“Company”) and Vince, LLC and their subsidiaries and affiliates (the “Group) in connection with developing proprietary and confidential information in connection with the Group’s business and operations. You agree that you will not, whether during your service as an employee or consultant of the Company or its subsidiaries or during the one-year period thereafter, divulge, communicate, or use to the detriment of any member of the Group, confidential information or trade secrets relating to any member of the Group, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information, market analyses, acquisition terms and conditions, personnel information, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to any member of the Group. The foregoing confidentiality agreement shall not apply if you can show that the communication (i) is required in the course of performing your duties as an employee or consultant of the Company or its subsidiaries, (ii) is made with the Board of Directors’ written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach by you hereof, or (iv) is required by law or judicial or administrative process.

2. During your service as an employee or consultant of the Company or its subsidiaries and for the one-year period thereafter, you shall not, to the detriment of any member of the Group, directly or indirectly, for you or on behalf of any other person, firm or entity, employ, engage, retain, solicit, recruit or enter into a business affiliation with any person who at any time during the preceding 6-month period was an employee of any member of the Group, or attempt to persuade any such person to terminate such person’s employment with any member of the Group, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will. Notwithstanding the foregoing, the provisions of this Paragraph 2 shall not be violated by (A) general advertising or solicitation not specifically targeted at Group-related persons or entities, (B) you serving as a reference, upon request, for any employee of the Group, or (C) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Group-related person or entity for soliciting or hiring.

3. During your service as an employee or consultant of the Company or its subsidiaries and for the one-year period thereafter, you shall not, to the material detriment of any member of the Group, directly or indirectly, for you or on behalf of any other person, firm or entity, solicit or otherwise attempt to take away any supplier, vendor, or customer of any member of the Group who you solicited or did business with on behalf of any member of the Group or with whom you otherwise became acquainted as a result of your employment with, or provision of Consulting Services to the Company or its subsidiaries.

4. During your service as an employee or consultant of the Company or its subsidiaries and for the one-year period thereafter, you shall not, directly or indirectly, serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, BCBG Max Azria Group, Inc., Guess?, Inc., The Jones Group, Inc., Fifth & Pacific Companies, Inc., Oxford Industries, Inc., VF Corporation, PVH Corp., or any business of any kind, other than a member of the Group, affiliated in any way with Rea Laccone, Christopher LaPolice or Katayone Adeli; provided, however, that you shall not be in violation of this covenant solely because you own, as a passive investor, stock in any of the above listed publicly-held corporations provided such holdings constitute no more than 1% of the outstanding stock of such corporation. THIS PARAGRAPH 4 WILL NOT APPLY AND WILL NOT BE ENFORCED BY THE COMPANY WITH RESPECT TO POST-TERMINATION ACTIVITY BY YOU THAT OCCURS IN CALIFORNIA OR IN ANY OTHER STATE IN WHICH THIS PROHIBITION IS NOT ENFORCEABLE UNDER APPLICABLE LAW.

5. During your service as an employee or consultant of the Company or its subsidiaries and for the two-year period thereafter, you shall not disparage, defame or discredit any member of the Group, their Parents, subsidiaries, officers or directors or engage in any activity which would have the effect of disparaging, defaming or discrediting any member of the Group, their Parents, subsidiaries, officers or directors, nor shall you interfere with or disrupt the business activities of any member of the Group, their Parents or subsidiaries, or engage in any activity which would have the effect of interfering with or disrupting the business activities of any member of the Group, their Parents or subsidiaries; provided, however, that nothing in this Paragraph 5 or elsewhere in this Annex shall prevent you from engaging in “whistle-blowing” or other activities expressly protected by applicable law, to the extent so protected.

6. You acknowledge that your service as an employee or consultant of the Company or its subsidiaries and the agreements herein are reasonable and necessary for the protection of the Company and its subsidiaries and are an essential inducement to the Company to enter into the Letter Agreement. Accordingly, you shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

7. You acknowledge that the services to be rendered by you to the Company or its subsidiaries are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof you agree and consent that if you violate the provisions of this Annex, any member of the Group, in addition to any other rights and remedies available under the Letter Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting you from committing or continuing any such violation.

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